Exhibit 4.3
THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SUCH LAWS.
AUTHENTEC, INC.
Preferred Stock Purchase Warrant
     AuthenTec, Inc., a Delaware corporation (the “Company”), hereby certifies that, for value received, ______________________ or its assigns or transferees (the “Holder”), is entitled, subject to the terms set forth below, to purchase from the Company on or after the earliest of the following to occur: (i) the closing of the Next Equity Financing, (ii) immediately prior to a Change in Control (as defined in the Purchase Agreement, as defined below)) or (iii) June 30, 2001, and before 5:00 P.M., New York time, on September 25, 2010, such number of fully paid and nonassessable shares of Offered Securities as set forth in Section 1(a) (the “Warrant Shares”), at the Exercise Price. The number and character of the Warrant Shares and the Exercise Price are subject to adjustment as provided herein.
     This Warrant is issued pursuant to, and is subject to the terms and conditions of, the Purchase Agreement (as defined below). All capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to such terms in the Note. The following terms, unless the context otherwise requires, have the following respective meanings for purposes of this Warrant:
(a)	“Company” shall include AuthenTec, Inc. and any corporation that shall succeed or assume the obligations of the Company hereunder.

(b)	“Common Stock” includes (i) the Company’s Common Stock, $0.01 par value per share, and (ii) any other securities into which or for which any of the securities described in (i) may be converted or exchanged pursuant to a plan of recapitalization, reorganization, merger, sale of assets or other similar corporate rearrangement.

(c)	“Certificate of Incorporation” shall mean the Company’s Restated Certificate of Incorporation, as amended.

(d)	“Convertible Stock” means the Convertible Stock issued and sold by the Company pursuant to the Convertible Stock and Warrant Purchase Agreement.

(e)	“Convertible Stock and Warrant Purchase Agreement” means the Convertible Stock and Warrant Purchase Agreement, between the Company and the other party thereto, of even date herewith.

(f)	“Exercise Price” means the purchase price per share paid for the Offered Securities by investors in the Next Equity Financing (as defined below); provided, however, that (A) if the closing of the Next Equity Financing does not occur on or before June 30, 2001 or (B) upon a Change in Control (as defined in the Purchase Agreement) prior to the closing of the Next Equity Financing, “Exercise Price” shall mean the lesser of (i) the Conversion Price (as defined in the Certificate of Incorporation) for the Company’s Series A Convertible Preferred Stock in effect at the time of exercise of this Warrant and (ii) One Dollar ($1.00) (as appropriately adjusted for stock splits, stock dividends and similar events affecting the capital stock of the Company after the date hereof).

(g)	“Notes” means the Convertible Promissory Notes issued by the Company pursuant to the Convertible Promissory Note and Warrant Purchase Agreement, between the Company and the other parties thereto, of even date herewith (the “Purchase Agreement”).

(h)	“Note Amount” means, with respect to each Note, that amount equal to 10% of the original principal amount of such Note issued to such Holder pursuant to the Purchase Agreement.

(i)	“Offered Securities” means the preferred stock of the Company issued and sold at the close of the Company’s next equity financing in a single transaction or series of related transactions yielding gross proceeds to the Company of at least $15,000,000 in the aggregate, including conversion of all outstanding Notes and Convertible Stock (the “Next Equity Financing”); provided, however, that if the closing of the Next Equity Financing does not occur on or before June 30, 2001, “Offered Securities” shall mean the Company’s Series A Convertible Preferred Stock; provided further, that upon a Change in Control (as defined in the Purchase Agreement) prior to the Next Equity Financing, “Offered Securities” shall mean the Company’s Series A Convertible Preferred Stock; and the term “Offered Securities” includes any other securities into which or for which any of the securities described above may be converted or exchanged pursuant to a plan of recapitalization, reorganization, merger, sale of assets or other similar corporate rearrangement.

     1. Exercise of Warrant; Number of Shares.
          (a) Number of Shares. The Holder may exercise this Warrant at any time and from time to time after the date hereof in accordance with the terms and conditions set forth herein. The Holder is entitled, upon exercise of this Warrant, to purchase from the Company the number of Warrant Shares equal to the Note Amount divided by the Exercise Price.
          (b) Full Exercise. This Warrant may be exercised by the Holder by surrender of this Warrant, with the form of subscription at the end hereof duly executed by the Holder to the Company at its principal office, accompanied by payment, in cash or by certified or official bank check payable to the order of the Company, in the amount obtained by multiplying the number of Warrant Shares for which this Warrant is then exercisable by the applicable Exercise Price.
          (c) Partial Exercise. This Warrant may be exercised in part by surrender of the Warrant in the manner and at the place provided in Section 1(b) except that the amount payable by the Holder on such partial exercise shall be the amount obtained by multiplying (i) the number of Warrant Shares designated by the Holder in the subscription at the end hereof by (ii) the applicable Exercise Price. On any such partial exercise the Company at its expense will forthwith issue and deliver to or upon the order of the Holder a new warrant or warrants of like tenor, in the name of the Holder or as the Holder (upon payment by the Holder of any applicable transfer taxes) may request, calling in the aggregate on the face or faces thereof for the number of shares of Warrant Shares for which such warrant or warrants may still be exercised.
          (d) Exercise by Exchange of Warrant. In addition to and without limiting the rights of the Holder under the terms hereof, the Holder may, at its option, elect to pay some or all of the Exercise Price payable upon an exercise of this Warrant by cancelling a portion of this Warrant exercisable for such number of Warrant Shares as is determined by dividing (i) the total Exercise Price payable in respect of the number of Warrant Shares being purchased upon such exercise by (ii) the excess of the Fair Market Value of one Warrant Share (as defined below) as of the Exercise Date (as defined in Section 1(e) below) over the Exercise Price per share. If the Holder wishes to exercise this Warrant pursuant to this method of payment with respect to the maximum number of Warrant Shares purchasable pursuant to this method, then the number of Warrant Shares so purchasable shall be equal to the total number of Warrant Shares, minus the product obtained by multiplying (x) the total number of Warrant Shares by (y) a fraction, the numerator of which shall be the Exercise Price per share and the denominator of which shall be the Fair Market Value of one Warrant Share as of the Exercise Date. The Fair Market Value of one Warrant Share shall be determined as follows:

               (i) if the Warrant Shares are listed on a national securities exchange, the Nasdaq National Market or another nationally recognized trading system as of the Exercise Date, the Fair Market Value of one Warrant Share shall be deemed to be the average of the high and low reported sale prices per Warrant Share thereon on the trading day immediately preceding the Exercise Date (provided that if no such price is reported on such day, the Fair Market Value of one Warrant Share shall be determined pursuant to clause (iii)).
               (ii) if the Warrant Shares are exercisable for securities that are listed on a national securities exchange, the Nasdaq National Market or another nationally recognized trading system as of the Exercise Date, the Fair Market Value of one Warrant Share shall be deemed to be the product of (A) the average of the high and low reported sale prices per Warrant Share thereon on the trading day immediately preceding the Exercise Date and (B) the number of shares of such security into which one Warrant Share is convertible at the date of calculation (provided that if no such price is reported on such day, the Fair Market Value of one Warrant Share shall be determined pursuant to clause (iii)).
               (iii) If neither the Warrant Shares nor the securities for which the Warrant Shares are exercisable are listed on a national securities exchange, the Nasdaq National Market or another nationally recognized trading system as of the Exercise Date, the Fair Market Value of one Warrant Share shall be deemed to be the highest price per share which the Company could obtain on the date of calculation from a willing buyer for Warrant Shares issued by the Company, as determined in good faith by the Board of Directors.
Upon any such exercise, the number of Warrant Shares purchasable upon exercise of the Warrant shall be reduced by such designated number of Warrant Shares and, if a balance of purchasable Warrant Shares remains after such exercise, the Company shall execute and deliver to the Holder a new Warrant for such balance of Warrant Shares. No payment of any cash or other consideration shall be required or permitted. No fractional shares arising out of the above formula for determining the number of shares issuable in such exchange shall be issued, and the Company shall in lieu thereof make payment to the Holder of cash in the amount of such fraction multiplied by the then current market value of such securities on the date of the exchange.
          (e) Exercise Date. Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which this Warrant shall have been surrendered to the Company, or at such later date as may be specified in such request (the “Exercise Date”). At such time, the person or persons in whose name or names any certificates for Warrant Shares shall be issuable upon such exercise shall be deemed to have become the holder or holders of record of the Warrant Shares represented by such certificates.
          (f) Company Acknowledgment. The Company will, at the time of the exercise of the Warrant and upon the request of the Holder, acknowledge in writing its continuing obligation to afford to the Holder any rights to which the Holder shall continue to be entitled after such exercise in accordance with the provisions of this Warrant. If the Holder shall fail to make any such request, such failure shall not affect the continuing obligation of the Company to afford to the Holder any such rights.

     2. Delivery of Stock Certificates on Exercise. As soon as practicable after the exercise of this Warrant in full or in part, and in any event within ten days thereafter, the Company, at its expense (including the payment by it of any applicable issue taxes), will cause to be issued in the name of and delivered to the Holder, or as the Holder (upon payment by the Holder of any applicable transfer taxes) may direct, a certificate or certificates for the number of fully paid and non-assessable Warrant Shares to which the Holder shall be entitled on such exercise, plus, in lieu of any fractional share to which the Holder would otherwise be entitled, cash equal to such fraction multiplied by the then current market value of one full share, together with any other stock or other securities and property (including cash, where applicable) to which the Holder is entitled upon such exercise pursuant to Section 1 or otherwise.
     3. Adjustment for Dividends in Other Stock, Property, Reclassification. In case at any time or from time to time, the holders of Common Stock or Warrant Shares shall have received, or (on or after the record date fixed for the determination of shareholders eligible to receive) shall have become entitled to receive, without payment therefor,
(a)	other or additional stock or other securities or property (including cash, other than cash out of earnings or earned surplus, determined in accordance with generally accepted accounting principles) by way of dividend, or

(b)	other or additional stock or other securities or property (including cash, other than cash out of earnings or earned surplus, determined in accordance with generally accepted accounting principles) by way of spin-off, split-up, reclassification, recapitalization, combination of shares or similar corporate rearrangement or other distribution, other than additional shares of Common Stock or Warrant Shares issued as a stock dividend or in a stock-split (adjustments in respect of which are provided for in Section 5), then and in each such case the Holder, on the exercise hereof as provided in Section 1, shall be entitled to receive the amount of stock and other securities and property (including cash) that Holder would hold on the date of such exercise if on the date hereof had he been the holder of record of the number of Warrant Shares called for on the face of this Warrant and had thereafter, during the period from the date hereof to and including the date of such exercise, retained such shares and all such other or additional stock and other securities and property (including cash) receivable by him as aforesaid during such period, giving effect to all adjustments called for during such period by Sections 4 and 5.

     4. Adjustment for Reorganization, Consolidation, Merger.
          (a) General. In case at any time or from time to time, the Company shall (i) effect a reorganization or recapitalization, (ii) consolidate with or merge into any other person, or (iii) transfer all or substantially all of its properties or assets to any other person under any plan or arrangement contemplating the dissolution of the Company, then, in each such case, except as otherwise provided in Section 4(c) hereof, the holder of this Warrant, on the exercise hereof, as provided in Section 1, at any time after the consummation of such reorganization, recapitalization, consolidation or merger or the effective date of such dissolution, as the case may be, shall receive, in lieu of the Warrant Shares issuable on such exercise prior to such consummation or such effective date, the stock and other securities and property (including cash) to which such holder would have been entitled upon such consummation or in connection with such dissolution, as the case may be, if such holder had so exercised this Warrant immediately prior thereto, all subject to further adjustment thereafter as provided in Sections 3 and 5.
          (b) Dissolution. Except as otherwise provided in Section 4(c) hereof, in the event of any dissolution of the Company following the transfer of all or substantially all of its properties or assets, the Company, prior to such dissolution, shall at its expense deliver or cause to be delivered the stock and other securities and property (including cash, where applicable) receivable by the holders of this Warrant after the effective date of such dissolution pursuant to this Section 4 to a bank or trust company, as trustee for the holder or holders of this Warrant.
          (c) Continuation of Terms. Except as otherwise provided herein, upon any reorganization, consolidation, merger or transfer (and any dissolution following any transfer) referred to in this Section 4, this Warrant shall continue in full force and effect and the terms hereof shall be applicable to the shares of stock and other securities and property receivable on the exercise of this Warrant after the consummation of such reorganization, consolidation or merger or the effective date of dissolution following any such transfer, as the case may be, and shall be binding upon the issuer of any such stock or other securities, including, in the case of any such transfer, the person acquiring all or substantially all of the properties or assets of the Company, whether or not such person shall have expressly assumed the terms of this Warrant.
     5. Adjustment for Extraordinary Events. In the event that the Company shall (a) subdivide its outstanding shares of Common Stock or Offered Securities, or (b) combine its outstanding shares of Common Stock or Offered Securities into a smaller number of shares of Common Stock or Offered Securities, as applicable, then, in each such event, the Exercise Price shall, simultaneously with the happening of such event, be adjusted by multiplying the then Exercise Price by a fraction, the numerator of which shall be the number of shares of Common Stock or Offered Securities, as applicable, outstanding immediately prior to such event and the denominator of which shall be the number of shares of Common Stock or Offered Securities outstanding immediately after such event, and the product so obtained shall thereafter be the Exercise Price then in effect.

     In the event that the Company shall issue additional shares of Common Stock or Offered Securities as a dividend or other distribution on outstanding Common Stock or Offered Securities, or fix a record date for the determination of holders of Common Stock or Offered Securities entitled to receive such dividend or distribution, then, in each such event, the Exercise Price shall, simultaneously with the happening of such event, or in the event such a record date shall have been fixed, as of such record date, be adjusted by multiplying the then Exercise Price by a fraction, the numerator of which shall be the number of shares of Common Stock or Offered Securities, as applicable, outstanding immediately prior to such event and the denominator of which shall be the number of shares of Common Stock or Offered Securities outstanding immediately after such event, and the product so obtained shall thereafter be the Exercise Price then in effect.
     The Exercise Price, as so adjusted, shall be readjusted in the same manner upon the happening of any successive event or events described in this Section 5. The holder of this Warrant shall thereafter, on the exercise hereof as provided in Section 1, be entitled to receive that number of Warrant Shares determined by multiplying the number of shares of Offered Securities or Common Stock, as applicable, which would otherwise (but for the provisions of this Section 5) be issuable on such exercise by a fraction, the numerator of which is the Exercise Price that would otherwise (but for the provisions of this Section 5) be in effect, and the denominator of which is the Exercise Price in effect on the date of such exercise.
     6. No Dilution or Impairment. The Company will not, by amendment of its charter or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder against dilution or other impairment. Without limiting the generality of the foregoing, the Company (a) will not increase the par value of any shares of stock receivable on the exercise of this Warrant above the amount payable therefor on such exercise, (b) will take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable shares of stock on the exercise of all Warrants from time to time outstanding, (c) will not issue any capital stock of any class which is preferred as to dividends or as to the distribution of assets upon voluntary or involuntary dissolution, liquidation or winding up, unless the rights of the holders thereof shall be limited to a fixed sum or percentage of par value in respect of participation in dividends and in any such distribution of assets, and (d) will not transfer all or substantially all of its properties and assets to any other person (corporate or otherwise), or consolidate with or merge into any other person or permit any such person to consolidate with or merge into the Company (if the Company is not the surviving person), unless such other person shall expressly assume in writing and will be bound by all the terms of this Warrant.
     7. Certificate as to Adjustments. In each case of any adjustment or readjustment in the Warrant Shares issuable on the exercise of this Warrant, the Company at its expense will promptly cause its Treasurer or Chief Financial Officer to compute such adjustment or readjustment in accordance with the terms of this Warrant and prepare a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property for which this Warrant shall be exercisable and the Exercise Price) and showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (a) the number of shares of Offered Securities or Common Stock, as the case may be, outstanding or deemed to be outstanding, and (b) the Exercise Price and the number of shares of Warrant Shares to be received upon exercise of this Warrant, in effect immediately prior to such issue or sale and as adjusted and readjusted as provided in this Warrant. The Company will, as soon as practical, mail a copy of each such certificate to any holder of this Warrant, and will, on the written request at any time of any holder of this Warrant, furnish to the Holder a like certificate setting forth the number of Warrant Shares that the Holder may purchase pursuant to this Warrant, the Exercise Price then in effect, and the manner in which the foregoing was calculated.
8. Notices of Record Date, Etc. In the event of
(a)	any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, or

(b)	any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company or any transfer of all or substantially all the assets of the Company to or consolidation or merger of the Company with or into any other person, or any voluntary or involuntary dissolution, liquidation or winding-up of the Company, then and in each such event the Company will mail or cause to be mailed to any holder of this Warrant a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, (ii) the date on which any such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding-up is to take place, and the time, if any is to be fixed, as of which the holders of record of Offered Securities or Common Stock shall be entitled to exchange their shares of Offered Securities or Common Stock for securities or other property deliverable on such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding-up, and (iii) the amount and character of any stock or other securities, or rights or options with respect thereto, proposed to be issued or granted, the date of such proposed issue or grant and the persons or class of persons to whom such proposed issue or grant is to be offered or made. Such notice shall be mailed at least 20 days prior to the date specified in such notice on which any such action is to be taken. In addition, the Company shall give any holder of this Warrant a copy of any notice given to holders of Common Stock or Offered Securities at the same time that such notice is given to the holders of Common Stock or Offered Securities.

     9. Amendment. This Warrant is one of a series of Warrants issued by the Company pursuant to the Purchase Agreement and the Convertible Stock and Warrant Purchase Agreement, all dated the date hereof and of like tenor, except as to the number of Warrant Shares subject thereto (collectively, the “Company Warrants”). Any term of this Warrant may be amended or waived upon the written consent of the Company and the holders of Company Warrants representing at least fifty-five percent (55%) of Warrant Shares then subject to outstanding Company Warrants; provided that any such amendment or waiver must apply to all Company Warrants then outstanding; and provided further that the number of Warrant Shares subject to this Warrant and the Exercise Price of this Warrant may not be amended, and the right to exercise this Warrant may not be waived, without the written consent of the Holder.
     10. Reservation of Stock, etc., Issuable on Exercise of Warrant. The Company will at all times reserve and keep available, solely for issuance and delivery on the exercise of this Warrant, all Warrant Shares from time to time issuable on the exercise hereof. Any Warrant Shares issued hereunder shall be deemed to be “Shares” as such term is defined in the Purchase Agreement.
     11. Exchange of Warrant. On surrender for exchange of this Warrant, properly endorsed, to the Company, the Company at its expense will issue and deliver to or on the order of the Holder thereof a new warrant or warrant of like tenor, in the name of the Holder or as the Holder (on payment by the Holder of any applicable transfer taxes) may direct, calling in the aggregate on the face or faces thereof for the number of Warrant Shares called for on the face or faces of this Warrant or Warrants so surrendered.
     12. Warrant Agent. The Company may, by written notice to any holder of this Warrant, appoint an agent for the purpose of issuing Warrant Shares on the exercise of this Warrant pursuant to Section 1 or exchanging this Warrant pursuant to Section 11, and thereafter any such issuance or exchange, as the case may be, shall be made at such office by such agent.
     13. Negotiability, Etc. This Warrant is issued upon the following terms, to all of which any holder or owner hereof by the taking hereof consents and agrees:
(a)	title to this Warrant may be transferred by endorsement (by the Holder executing the form of assignment at the end hereof) and delivery in the same manner as in the case of a negotiable instrument transferable by endorsement and delivery;

(b)	any person in possession of this Warrant properly endorsed is authorized to represent himself as absolute owner hereof and is empowered to transfer absolute title hereto by endorsement and delivery hereof to a bona fide purchaser hereof for value; each prior taker or owner waives and renounces all of his equities or rights in this Warrant in favor of each such bona fide purchaser, and each such bona fide purchaser shall acquire absolute title hereto and to all rights represented hereby; and

(c)	until this Warrant is transferred on the books of the Company, the Company may treat the registered Holder as the absolute owner hereof for all purposes, notwithstanding any notice to the contrary.
     14. Notices, Etc. All notices and other communications from the Company to the Holder of this Warrant shall be mailed by first class registered or certified mail, postage prepaid, at such address as may have been furnished to the Company in writing by the Holder or, until the Holder furnishes to the Company an address, then to, and at the address of, the last holder of this Warrant who has so furnished an address to the Company. All notices and other communications from the Holder or in connection herewith to the Company shall be mailed by first-class certified or registered mail, postage prepaid, to the Company at its principal office set forth below. If the Company should at any time change the location of its principal office to a place other than as set forth below, it shall give prompt written notice to the Holder and thereafter all references in this Warrant to the location of its principal office at the particular time shall be as so specified in such notice.
     15. Governing Law. This Warrant shall be governed by, and construed in accordance with, the laws of the State of Delaware (without reference to the conflicts of laws provisions thereof).
     16. Miscellaneous. The headings in this Warrant are for purposes of reference only, and shall not limit or otherwise affect any of the terms hereof. This Warrant is being executed as an instrument under seal. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

Issue Date: September ___, 2000	AUTHENTEC, INC.
By:
Scott Moody, President

Address:

FORM OF SUBSCRIPTION
(To be signed only on exercise of Warrant)

TO: AuthenTec, Inc.	Dated: _____________
     The undersigned, pursuant to the provisions set forth in the attached Warrant (No. ___), hereby irrevocably elects to purchase (check applicable box):
☐	_____________ shares of the ___Stock covered by such Warrant; or

☐	the maximum number of shares of _____________ Stock covered by such Warrant pursuant to the cashless exercise procedure set forth in Section 1(d).
     The undersigned herewith makes payment of the full purchase price for such shares at the price per share provided for in such Warrant, which is $___. Such payment takes the form of (check applicable box or boxes):
☐ $_____________ in lawful money of the United States; and/or

☐ the cancellation of such portion of the attached Warrant as is exercisable for a total of _____________ Warrant Shares (using a Fair Market Value of $ _____________ per share for purposes of this calculation); and/or

☐ the cancellation of such number of Warrant Shares as is necessary, in accordance with the formula set forth in Section 1(d), to exercise this Warrant with respect to the maximum number of Warrant Shares purchasable pursuant to the cashless exercise procedure set forth in Section 1(d).
     The undersigned hereby also requests that the certificates for such shares be issued in the name of, and delivered to _____________, whose address is _____________.

Dated:

(Signature must conform to name of holder as specified on the face of this Warrant)

(Address)

FORM OF ASSIGNMENT
(To be signed only on transfer of Warrant)
     For value received, the undersigned hereby sells, assigns, and transfers unto _____________ the right represented by the within Warrant to purchase that number of shares of _____________; Stock of AuthenTec, Inc. to which the within Warrant relates, and appoints _____________; Attorney to transfer such right on the books of AuthenTec, Inc. with full power of substitution in the premises.

Dated:

(Signature must conform to name of holder as specified on the face of this Warrant)

(Address)
Signed in the presence of:
____________________________